Exhibit (a)(1)(L)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

(Including the Associated Stock Purchase Rights)

of

OSI PHARMACEUTICALS, INC.

at

$57.50 NET PER SHARE IN CASH

by

RUBY ACQUISITION, INC.

a wholly-owned subsidiary of

ASTELLAS US HOLDING, INC.

a wholly-owned subsidiary of

ASTELLAS PHARMA INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, NEW YORK CITY

TIME, ON JUNE 2, 2010, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are an Amendment and Supplement to the Offer to Purchase dated May 19, 2010 (the “Supplement”), which amends and supplements the Offer to Purchase dated March 2, 2010 (together as amended from time to time, the “Offer to Purchase”), and a related Amended and Restated Letter of Transmittal (which, together with the Supplement, the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Ruby Acquisition, Inc. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Astellas US Holding, Inc., a Delaware corporation and wholly-owned subsidiary of Astellas Pharma Inc. (“Astellas”), to purchase (i) all issued and outstanding shares of common stock, par value $.01 per share (the “Stock”), of OSI Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and (ii) the associated stock purchase rights (the “Rights” and together with the Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of September 27, 2000, by and between the Company and The Bank of New York, as amended from time to time (the “Rights Agreement”) for $57.50 per share net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer.

Holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as such term is defined in Section 14 of the Offer to Purchase) has not occurred prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as such term is defined in Section 2 of the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder’s Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a holder receiving Rights Certificates by use of the guaranteed delivery procedures described below. In any case, a tender of Shares constitutes an agreement by the tendering holder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three NASDAQ Stock Market trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date that Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

The purpose of the Offer and the associated second-step merger is for Astellas, through Purchaser, to acquire control of, and ultimately the entire equity interest in, the Company. Purchaser has commenced the Offer as the first step in its plan to acquire all the outstanding Shares, pursuant to which, after completion of the Offer, if successful, Astellas and Purchaser currently intend to have Purchaser, or another direct or indirect wholly-owned subsidiary of Astellas, consummate a second-step merger or similar business combination with the Company (the “Proposed Merger”). Pursuant to the Proposed Merger, Purchaser would acquire all of the Shares not purchased pursuant to the Offer (subject to limited exceptions as described in the Offer) at the highest price per share paid by Purchaser pursuant to the Offer (without interest and less applicable withholding taxes).

We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Amended and Restated Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price is $57.50 per share, net to you in cash (subject to applicable withholding taxes), without interest.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer and withdrawal rights expire at midnight, New York City time, on June 2, 2010, unless the Offer is extended.

4. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn before the expiration of the Offer at least that number of Shares, which, together with the Shares then owned by Astellas and its subsidiaries (including Purchaser), represents more than 50% of the total number of Shares then outstanding calculated on a fully-diluted basis. The Offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the Offer are contained in the Supplement.

5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Amended and Restated Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. However, backup withholding at a rate of 28% in respect of U.S. federal income tax may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Amended and Restated Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us with sufficient time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is being made solely by the Supplement and the Offer to Purchase and the related Amended and Restated Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by Astellas and its subsidiaries (including Purchaser)). Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort Purchaser cannot comply with any such statute, the Offer will not be made to the holders of Shares in such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Citigroup Global Markets Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Computershare Trust Company N.A. (the “Depositary”) of (i) the certificates (including any applicable Rights Certificates) evidencing such Shares or timely Book-Entry Confirmation (as defined in the Offer to Purchase) of the book-entry transfer of such Shares (if such procedure is available), into the Book-Entry Transfer Facility (as defined in the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase and Section 2 of the Supplement; (ii) the Amended and Restated Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase); and (iii) any other documents required by the Amended and Restated Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for such Shares, or confirmation of book-entry transfer of such Shares to the Depositary’s account at the Book-Entry Transfer Facility, are actually received by the Depositary.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

OSI PHARMACEUTICALS, INC.

at

$57.50 NET PER SHARE

by

RUBY ACQUISITION, INC.

a wholly-owned subsidiary of

ASTELLAS US HOLDING, INC.

a wholly-owned subsidiary of

ASTELLAS PHARMA INC.

The undersigned acknowledge(s) receipt of your letter, the enclosed Amendment and Supplement to the Offer to Purchase dated May 19, 2010, and the related Amended and Restated Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Ruby Acquisition, Inc., an indirect, wholly-owned subsidiary of Astellas Pharma Inc., to purchase (i) all issued and outstanding shares of common stock, par value $.01 per share (the “Stock”), of OSI Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and (ii) the associated stock purchase rights (the “Rights” and together with the Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of September 27, 2000, by and between the Company and The Bank of New York, as amended from time to time (the “Rights Agreement”) for $57.50 per share net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:	SIGN BELOW:

Shares*
Signature(s)
Certificate Nos. (if available):
Name(s)
Account
Number:
Address(es)
Taxpayer Identification or Social Security Number(s):

(Zip Code)

Area Code and Telephone Number(s)
Dated

*	Unless otherwise indicated, it will be assumed that all Shares held for the account of the undersigned are to be tendered.